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                                                             EXHIBIT 2(ii)


                                MERGER AGREEMENT


         This is a MERGER AGREEMENT dated _____________, 1994, between National City Bancshares, Inc. (hereinafter called "NCBE") and United Financial Bancorp, Inc. (hereinafter called "United").

                                  WITNESSETH:

         NCBE is a corporation duly organized under the laws of the State of Indiana. Its principal office is located at 227 Main Street, Evansville, Vanderburgh County, Indiana. As of September 30, 1994, NCBE had authorized capital stock consisting of 5,000,000 shares of common stock, par value $3.33 1/3 per share, ("NCBE Common Stock") of which a total of 3,693,254 shares were issued and outstanding and none were shares of treasury stock owned by NCBE. NCBE owns all of the outstanding capital stock of The National City Bank of Evansville, Evansville, Indiana; The Peoples National Bank of Grayville, Grayville, Illinois; The Farmers and Merchants Bank, Fort Branch, Indiana, First Kentucky Bank, Sturgis, Kentucky; Lincolnland Bank, Dale, Indiana; The State Bank of Washington, Washington, Indiana; The Spurgeon State Bank, Spurgeon, Indiana; Pike County Bank, Petersburg, Indiana; and The Bank of Mitchell, Mitchell, Indiana, (hereinafter referred to as "NCBE Banks") and NCBE Leasing Corp., Evansville, Indiana; and

         United is a corporation duly organized under the laws of the State of Delaware. Its principal office is located at 619 Main Street, Vincennes, Indiana. As of September 30, 1994, United had authorized capital stock consisting of: (i) 2,000,000 authorized shares of common stock, $.01 par value per share ("United Common Stock"), of which (a) 440,712 shares were issued and outstanding; and (b) 19,288 were shares of treasury stock owned by United, and
(ii) 500,000 shares of preferred stock, none of which were either issued and outstanding or were shares of treasury stock owned by United. United owns all of the outstanding capital stock of United Federal Savings Bank of Vincennes, a federal savings bank, (hereinafter referred to as "United Bank").
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         The Board of Directors of NCBE and the Board of Directors of United,
respectively, have unanimously approved the entering into of this Merger Agreement and have authorized the execution and delivery of this Merger Agreement. From and after the time the merger of United into NCBE shall become effective, the "Merger" as defined in Section 1 of this Merger Agreement, and as and when required by this Merger Agreement, NCBE will issue shares of NCBE Common Stock in exchange for all of the issued and outstanding shares of United Common Stock in accordance with the provisions hereinafter set forth. It is understood by each of the parties hereto that NCBE seeks to acquire United and all of the operating assets of United including United Bank and the entities and assets which United or United Bank own or may acquire prior to the time the Merger shall become effective, through the Merger of United with and into NCBE under the charter of NCBE. At the effective time of the Merger United Bank will remain an independent operating subsidiary of NCBE. The parties will exert their best efforts to obtain such regulatory approvals and to complete such other actions as are necessary or appropriate to effect the Merger.

         In consideration of mutual covenants and premises herein contained, NCBE and United hereby make this Merger Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

1. Merger. Subject to the terms and conditions hereinafter set forth, United shall be merged with and into NCBE under the Articles of Incorporation of NCBE pursuant to and in accordance with the applicable provisions of the laws of the States of Indiana and Delaware.

2. Name. The name of the surviving corporation (hereinafter called the "Surviving Corporation" whenever reference is made to it as of the time the Merger shall become effective, as hereinafter provided, or thereafter) shall be "National City Bancshares, Inc."

3.       Business.  The business of NCBE as the Surviving Corporation shall be
         that of a financial institution holding company.   The  Surviving
         Corporation shall exist by virtue of, and be governed by the laws of the State of Indiana, shall have its registered office in Indiana at





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         227 Main Street, Evansville, Vanderburgh County, Indiana and shall have its principal office at that same location.

4. Effective Time of Merger: Articles of Merger. The Merger shall become effective upon the filing of the appropriate Articles of Merger with the appropriate state authorities (the "time the Merger shall become effective") in accordance with applicable provisions of the laws of the States of Indiana and Delaware.

         The Articles of Incorporation of NCBE in effect immediately prior to the time the Merger shall become effective, shall be the Articles of Incorporation of the Surviving Corporation, and the Bylaws of NCBE in effect immediately prior to the time the Merger shall become effective, shall be the Bylaws of the Surviving Corporation.

5. Effect of Merger. At the time the Merger shall become effective, the separate corporate existence of United and NCBE, respectively, shall, in accordance with applicable provisions of the laws of the State of Indiana and the State of Delaware, be merged into and continued in NCBE as the Surviving Corporation with the effect as provided by
         Section 23-1-40-6 of the Indiana Business Corporation Law and the provisions of Section 252 of the Delaware General Business Corporation Law.

6. Liabilities upon Merger. The Surviving Corporation shall be responsible for all of the liabilities and obligations of each of the corporations so merged in the same manner and to the same extent as if such single corporation had itself incurred the same or contracted therefore.

7.       Conversion of Shares.

         (a)     At the time the Merger shall become effective;

                 (i) All of the outstanding shares of United Common Stock, other than Dissenting Shares (as defined in Section 11 hereof), shall be converted into and exchanged for shares of NCBE Common Stock (or cash for fractional shares) in accordance with the Exchange Ratio (as defined herein). In determining the total number of shares of NCBE Common





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                          Stock to be issued to shareholders of United, the
                          value of each share of NCBE Common Stock shall be the average price per share of NCBE Common Stock for the twenty business days immediately preceding the effective date of the Merger (the "Average Price"). For purposes hereof, Average Price shall be based upon information reported by the NASDAQ National Market System, and shall mean with respect to NCBE Common Stock, the quotient resulting from: (a) the sum of the product of; (i) the numerical average of the reported high and low price per share, for each of the twenty business days immediately preceding the effective date of the Merger; times (ii) the total number of shares of NCBE Common Stock traded on each of such business days, respectively; divided by (b) the aggregate number of shares traded during such twenty business day period, provided that should the Average Price be less than $40.50 per share, then $40.50 per share shall be utilized as the Average Price. Should the Average Price be more than $49.50 per share, then $49.50 shall be utilized as the Average Price.

                 (ii) Notwithstanding the foregoing, the dollar amounts and the 10% range set forth in the preceding two sentences shall be appropriately adjusted to reflect any recapitalization, reorganization, split-up, merger, consolidation, exchange, stock or other dividend or distribution (other than regular quarterly cash dividends) made, declared or effective on a pro-rata basis with respect to all issued and outstanding NCBE Common Stock (a "Stock Adjustment") arising between the date hereof and the time the Merger becomes effective. Provided however, that in the event a Stock Adjustment (as herein defined) occurs during the trading days described above then the trading days for the period prior to the Stock Adjustment will be eliminated in calculating the Average Price.





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                 (iii)    The outstanding shares of United Common Stock other
                          than Dissenting Shares shall, at the time the Merger shall become effective, automatically and without any act or deed on the part of the holder thereof be converted into and exchangeable for (x) newly issued, fully paid and non-assessable whole shares of NCBE Common Stock at the Exchange Ratio and (y) cash in lieu of any fractional shares of NCBE Common Stock as provided in Section 7(b) hereof. The "Exchange Ratio" means the number resulting from dividing $44.40 by the Average Price, rounded to the sixth decimal place, appropriately adjusted for any stock dividends or stock splits with respect to United Common Stock after the date of this Merger Agreement.

                 (iv) Each of the shares of United Common Stock, if any, held by United in its treasury immediately prior to the time the Merger shall become effective shall be canceled; and

                 (v) The shares of NCBE Common Stock issued and outstanding immediately prior to the time the Merger shall become effective shall continue to be issued and outstanding shares of the Surviving Corporation.

         (b) No fractional shares or scrip representing fractional shares of NCBE Common Stock will be issued by NCBE in connection with the Merger, but in lieu thereof, any holder of United Common Stock shall, upon surrender of the certificate or certificates formerly representing such United Common Stock, be paid cash, without interest, by NCBE for such fractional share(s). The cash paid for fractional shares shall be based upon the Average Price.

         (c) As soon as practicable after the time the Merger shall become effective, and subject to the provisions set forth above relating to the fractional shares, the Trust Department of The National City Bank of Evansville, will distribute to the former holders of United Common Stock in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing





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                 shares of United Common Stock the certificate(s) for newly issued, fully paid and non-assessable shares of NCBE Common Stock in accordance with the Exchange Ratio and any cash payment in lieu of fractional shares. Each certificate formerly representing United Common Stock (other than certificates representing Dissenting Shares) shall be deemed for all purposes to evidence the ownership of the number of whole shares of NCBE Common Stock and cash for fractional share interests in NCBE Common Stock into which such shares have been converted pursuant to the Exchange Ratio. Certificates representing shares of United Common Stock held by a shareholder of United, shall be aggregated together in determining the fractional share for which such shareholder shall receive cash as provided for herein. Until surrender of the certificate or certificates formerly representing shares of United Common Stock, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of NCBE Common Stock. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to NCBE as are made as set forth herein below), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the time the Merger shall become effective on the whole shares of NCBE Common Stock represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be.

                 Certificates formerly representing shares of United Common Stock surrendered for cancellation by each shareholder entitled to exchange shares of United Common Stock for shares of NCBE Common Stock by reason of the Merger shall be accompanied by such customary instruments of transfer as NCBE may reasonably require, provided, however, that if there be delivered to NCBE by any person who is unable to produce any such certificate formerly representing shares





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                 of United Common Stock for transfer (i) evidence to the
                 reasonable satisfaction of NCBE that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such indemnity agreement as reasonably may be requested by NCBE to save it harmless, and (iii) evidence to the reasonable satisfaction of NCBE that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of NCBE Common Stock pursuant to this Merger Agreement, then NCBE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of NCBE Common Stock which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of United Common Stock.

8. Board of Directors. The Board of Directors of NCBE as constituted at the time the Merger shall become effective and Janice L. Beesley shall serve as the Board of Directors of NCBE as the Surviving Corporation. The Board of Directors of NCBE will, at the time the Merger shall become effective, appoint and elect Janice L. Beesley as a Director of NCBE for the longest term available under NCBE's Articles of Incorporation and Bylaws.

9. Discussions with Others. United or its officers, directors or agents will not directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a substantial portion of the assets or deposits of, or any material equity interest in, United or any of its wholly-owned subsidiaries or other similar transaction or business combination involving United or any of its wholly-owned subsidiaries while this Agreement is pending, unless





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         the Board of Directors of United shall have determined, after consultation with United's outside counsel, that there is a reasonable likelihood that the Board of Directors of United has a fiduciary duty to do so (or to authorize or direct the United's officers or agents to do so), (a) participate in any negotiations in connection with or in furtherance of any of the foregoing, (b) permit any person other than NCBE and its representatives to have any access to the facilities of, or (c) furnish to any person other than NCBE and its representatives any non-public information with respect to, United or any of its wholly-owned subsidiaries in connection with or in furtherance of any of the foregoing. United shall promptly notify NCBE if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and shall promptly provide NCBE with such information regarding the identity of the person making such proposal, offer, inquiry or contact as NCBE may reasonably request. Nothing herein shall be deemed to prohibit United or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934 (the "1934 Act") or with any other applicable laws, regulations or directives of any public authority, or from making any disclosure to the United's shareholders which, in the judgment of its Board of Directors, may be required under applicable law.

10. Undertakings of the Parties. NCBE and United further agree as follows:

         (a) Subject to the fiduciary duty of the United Board of Directors, this Merger Agreement shall be submitted to the shareholders of United and, if required, to the shareholders of NCBE, for approval and adoption at separate meetings to be called and held in accordance with law and the Articles or Certificate of Incorporation and Bylaws of United and NCBE.

         (b) NCBE and United will cooperate in the preparation of applications to the Board of Governors of the Federal Reserve System (the "Board") and The Office of Thrift Supervision (the "OTS") and to any other state or federal regulatory agency which may be required to facilitate the Merger. For the purpose (i) of holding meetings





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                 of shareholders of United and NCBE, if required, to approve this Merger Agreement and the Merger and (ii) of registering with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities the NCBE Common Stock to be issued as contemplated by this Merger Agreement, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/proxy statement satisfying all applicable requirements of the Securities Act of 1933 (the "1933 Act"), the 1934 Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement"). United shall have the right to review and approve such Registration Statement prior to filing with the SEC. NCBE shall promptly file the Registration Statement with the SEC and applicable state securities agencies. NCBE shall use reasonable efforts to cause the Registration Statement to become effective under the 1993 Act and applicable state securities laws at the earliest practicable date. United authorizes NCBE to utilize in the Registration Statement information concerning United, its wholly-owned subsidiaries, and its securities provided to NCBE for the purpose of inclusion in the Prospectus/Proxy Statement. NCBE shall advise United promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and NCBE shall furnish United with copies of all such documents. Prior to the time the Merger shall become effective or the termination of this Merger Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.





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         (c)     Each party will assume and pay all of its fees and expenses incurred by it incident to the negotiation, preparation and execution of this Merger Agreement, obtaining of the requisite regulatory and shareholder consents and approvals and all other acts incidental to, contemplated by or in pursuance of this Merger Agreement. NCBE shall promptly prepare and file at no expense to United: (i) any and all required regulatory applications necessary in connection with the transactions contemplated by this Merger Agreement; and (ii) the Registration Statement. NCBE will also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the Merger.

         (d) All information furnished by one party to another party in connection with this Merger Agreement and the transactions contemplated hereby will be kept confidential by such other party and will be used only in connection with this Merger Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already known to such other party when received; (ii) thereafter becomes lawfully obtainable from other sources; or (iii) is required to be disclosed in any document filed with the SEC, the Board, or any other governmental agency or authority (the "Confidential Information"). In the event that this Merger Agreement is terminated, each party will return to the other party or destroy any documents received by it from the other party that contain any such Confidential Information.

         (e)     After (i) receipt of the Board's and the OTS's prior approval,
                 (ii) the approval of the shareholders of United and, if required NCBE, as provided in Section 10(a) has occurred; and
                 (iii) the regulatory waiting period(s) have expired, NCBE shall designate the date as of which NCBE desires the Merger to become effective and the time the Merger shall become effective shall occur at the time and on the date so designated, consistent with the terms of Section 4 hereof. However, any date so specified shall not be later than either
                 (a) the first of the month immediately





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                 following the month in which the last of the events described above (i-iii) occurs if said event occurs before the twenty-first day of such month or (b) the first day of the second month immediately following such month if the last of the events described above occurs after the twentieth day of such month.

         (f) Subject to the terms and conditions of this Merger Agreement, NCBE and United each agree that, subject to applicable laws and, in the case of United only, to the fiduciary duties of its Directors, each will promptly take or cause to be taken all action, and promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and other transactions contemplated by this Merger Agreement.

         (g) As soon as practicable following the time the Merger shall become effective, eligible employees of United and United Bank shall be entitled to participate in all employee benefit plans of NCBE. For purposes of eligibility and vesting in:
                 (i) the NCBE Employees' Profit Sharing Plan ("NCBE Profit Plan") and, (ii) in the event of the merger of the Financial Institutions Retirement Fund ("FIRF") pension plan sponsored by United (the "United Pension Plan") with the NCBE's Employees' Plan for Pensions (the "NCBE Pension Plan"), the NCBE Pension Plan, employees of United and United Bank shall be given credit for their years of service as employees of United or United Bank. Subject to the foregoing, and provided that the United Pension Plan is merged with the NCBE Pension Plan, employees of United and United Bank shall begin to accrue credit for benefit accruals under the NCBE Pension Plan at the earliest entry date (January 1 or July 1) following the effective time of the Merger without offset or reduction for the benefits they had accrued under the United Pension Plan.





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                 In the event that the United Pension Plan is terminated at the direction of NCBE as hereinafter provided for, employees of United shall, for purposes of eligibility, vesting and benefit accrual under the NCBE Pension Plan, be considered new employees of NCBE. In the event that such employees shall not commence accruing credit for benefit accrual purposes upon the commencement of employment with NCBE, then they shall continue to accrue benefits under the United Pension Plan until such time as they shall be entitled to commence the accrual of benefits under the NCBE Pension Plan without offset or reduction for the benefits they had accrued under the United Pension Plan.

         (h) At the request of NCBE, United shall, prior to the time the Merger shall become effective, take such actions as shall be necessary or desirable to cause the United Pension Plan and the FIRF Thrift Plan sponsored by United and United Bank (the "United 401(k) Plan") to be terminated at or after the effective date of Merger and/or be merged with the NCBE Pension Plan and the NCBE Profit Plan, respectively, in accordance with the applicable requirements of ERISA. In all events, the United and United Bank employees who participate in the United Pension Plan and/or the United 401(k) Plan shall incur no reduction in their account balance or accrued benefit or lose any rights or benefits they had accrued under the United Pension Plan and/or the United 401(k) Plan prior to such termination or merger. In the event that the United Pension Plan and the NCBE Pension Plan are not merged and employees of United are considered new employees of NCBE on the effective date of the Merger for purposes of determination of eligibility and vesting under the NCBE Pension Plan, then the United Pension Plan shall, subject to the provisions of ERISA, be continued in effect for the employees of United and United Bank (solely with respect to those persons employed as of the effective date of the Merger) until such persons are





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                 eligible on the basis of length of service to accrue benefits under the NCBE Pension Plan on the same basis as the employees of NCBE.

         (i) Subject to the fiduciary duty of the NCBE Board of Directors, NCBE undertakes to cause, immediately after the effective date of the Merger the continuance as Directors of United Bank to January, 1996, with at least the same compensation and benefits, subject to any retirement policies of NCBE or United Bank as in effect as of the date of this Agreement, all those persons serving as Directors of such bank immediately prior to the effective time of the Merger, plus one additional person to be named by NCBE may be added to the Board of Directors of United Bank.

         (j) NCBE will maintain "current public information" within the meaning of Rule 144 for three (3) years following the effective date.

         (k) NCBE, United, and their Directors and Executive Officers shall not cause any transactions in NCBE Common Stock during the 20 business days immediately preceding the effective date of the Merger.

         (l) NCBE shall assume and maintain the non-qualified deferred compensation plan for the directors of United Bank who currently participate in the aforesaid plan and shall permit such directors who currently participate in such plan to continue to defer their directors' fees on a tax-deferred basis in the same amount currently being deferred until June 30, 1998. After June 30, 1998, the amount of United Bank directors' fees that had been deferred by Janice Beesley shall be paid to her as part of her annual salary.

         (m) NCBE shall, at such time as is recommended by its accountants, McGladrey and Pullen, sell approximately 75,000 shares of its common stock acquired by it during 1994, pursuant to its stock repurchase program. NCBE shall use its best efforts to cause such sale to remove any "taint" attached to such shares which taint may make pooling of interest accounting for the Merger unavailable.





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         (n)     United shall use its best efforts to cause the termination of the United Bank employment contacts with Janice L. Beesley, G. Jeffrey Palmer and Patrick W. Lenahan at or immediately prior to the effective time of the Merger.

11. Dissenting Shareholders. Holders of United Common Stock who do not vote their shares in favor of the Merger and otherwise comply in all respects to perfect dissenters' rights with respect to their shares ("Dissenting Shares"), will be entitled to dissenters' or appraisal rights, if any, pursuant to and solely upon strict compliance with, the applicable provisions of Delaware law.

12. Tax Opinion. NCBE, for the benefit of the United shareholders shall obtain a written opinion of Werner & Blank Co., L.P.A. to the effect that:

         (a) The statutory merger of United with and into NCBE will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

         (b) No gain or loss will be recognized by United or NCBE as a consequence of the transactions herein contemplated;

         (c) No gain or loss will be recognized by the shareholders of United on the exchange of their shares of United Common Stock for shares of NCBE Common Stock (disregarding for this purpose any cash received for fractional share interests to which they may be entitled);

         (d) The federal income tax basis of the NCBE Common Stock received by the shareholders of United Common Stock for their shares of United Common Stock will be the same as the federal income tax basis of the United Common Stock surrendered in exchange therefor; and

         (e) The holding period of the NCBE Common Stock received by a shareholder of United for his shares of United Common Stock will include the period for which the United Common Stock exchanged therefor was held, provided the exchanged





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                 United Common Stock was held as a capital asset by such
                 shareholder on the date of the exchange.

13. Representations and Warranties of NCBE. NCBE represents and warrants to United as follows:

         (a) NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business in the State of Indiana, together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have a Material Adverse Effect on NCBE. For purposes of this Merger Agreement, the term "Material Adverse Effect" means, with respect to either NCBE or United, any condition, event, change or occurrence that has caused a material adverse change in the business, operations, results of operations or financial condition of such entity and its wholly-owned subsidiaries on a consolidated basis, but shall not include
                 (i) an adverse change with respect to, or effect on, such entity or its wholly-owned subsidiaries resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles (as such would apply to the financial statements of such entity), (ii) an adverse change with respect to, or effect on, such entity resulting from expenses incurred in connection with this Agreement or the transactions contemplated hereby, or (iii) an adverse change with respect to, or effect on, such entity or its wholly-owned subsidiaries resulting from any other matter affecting federally insured depository institutions or their holding companies, regulated mortgage lenders or mortgage originators generally, including (without limitation) judicial decisions, changes in general economic conditions and changes in prevailing interest and deposit rates. NCBE has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the





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                 businesses and activities now conducted by it.  As of
                 September 30, 1994, the authorized capital stock of NCBE consisted of 5,000,000 shares of common stock, par value $3.33 1/3 per share of which a total of 3,693,254 shares were issued and outstanding and no shares were held by NCBE as treasury stock. All of said shares of capital stock are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind relating to NCBE's capital stock.

         (b) NCBE has furnished to United copies of the following financial statements relating to NCBE and its consolidated subsidiaries:
                 (i) the audited Consolidated Balance Sheets of NCBE as of December 31, 1993 and 1992 and the Consolidated Statements of Income, Shareholders' Equity and Statements of Cash Flows for the years ended December 31, 1993, 1992, and 1991, together with the notes thereto, and (ii) the unaudited Consolidated Balance Sheet of NCBE as of September 30, 1994, and the unaudited Consolidated Statements of Income and Shareholders' equity for the period then ended. Each of the aforementioned financial statements was prepared in accordance with generally accepted accounting principles, consistently applied and is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of NCBE as of the dates and for the periods therein set forth (subject, in the case of such interim financial statements, to normal year-end audit adjustments and to the absence of footnotes), except for the effect of the pending acquisition of White County Bank, Carmi, Illinois, pursuant to the terms of an Agreement and Plan of Reorganization dated December 12, 1994. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1993, NCBE has not suffered a Material Adverse Effect.

         (c) The Board of Directors of NCBE has authorized execution of this Merger Agreement and approved the merger of United and NCBE as contemplated by this Merger Agreement. NCBE has all requisite power and authority to enter into this Merger Agreement and NCBE has the authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid and legally binding obligation of NCBE and this Merger Agreement and the consummation hereof has been duly authorized and approved on behalf of NCBE by all requisite corporate action. Provided the required approvals are obtained from the Board and OTS, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which NCBE may be subject, any contract, agreement or instrument to which NCBE is a party or by which NCBE is bound or committed, or the Articles of Incorporation or Bylaws of NCBE, or constitute an event which with the lapse of time or action by a third party, could, to the best of NCBE's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of NCBE or upon any of the stock of NCBE, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have a Material Adverse Effect on NCBE.

         (d) There is no litigation, action, suit, investigation or proceeding pending or, to the best of its knowledge after due inquiry of its executive officers, threatened, against or affecting NCBE or its wholly-owned subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of NCBE or its subsidiaries, would materially affect the consolidated financial condition or operations of NCBE and its wholly-owned subsidiaries or its ability to perform under this Merger Agreement, and to the best of its knowledge and belief after due inquiry of its executive officers, no one has asserted and no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert any such claims against NCBE or its wholly-owned subsidiaries based upon the wrongful action or inaction of NCBE or its subsidiaries or any of their respective officers, directors or employees.

         (e) At the time the Merger shall become effective and on such subsequent date when the former shareholders of United surrender their United share certificates for cancellation, the shares of NCBE Common Stock to be received by shareholders of United will have been duly authorized and validly issued by NCBE, will be fully paid and nonassessable, and the Registration Statement and all amendments with respect thereto shall have been declared effective by the SEC with respect to the shares of NCBE Common Stock to be received by the shareholders of United.

         (f) NCBE has not incurred and will not incur directly or indirectly any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated thereby.

         (g) The Employees' Savings and Profit Sharing Plan of National City Bancshares, Inc. and the Plan for Pensions of National City Bancshares, Inc. (hereinafter referred to collectively as the "plans") which purports to be a qualified plan under
                 Section 401(a) of the Internal Revenue Code is so qualified and is in compliance in all material respects with the applicable requirements of the Employee

                 Retirement Income Security Act of 1974, as amended ("ERISA"). All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered where failure to file will result in a penalty or result in disqualification of the plan. NCBE has no knowledge either of any circumstances which would adversely affect the qualifications of the plans or their compliance with the applicable requirements of ERISA, or of any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said section became applicable to the plans. The plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Internal Revenue Code and ERISA.

         (h) NCBE has filed all reports, forms and registration statements (collectively, "SEC Documents") required to be filed by it pursuant to the 1933 Act, as amended, and the 1934 Act, as amended for periods ending after January 1, 1985, and such SEC Documents complied in all material respects with the 1933 Act and the 1934 Act and all applicable rules and regulations promulgated thereunder (the "SEC Laws"). NCBE has delivered to United copies of the Annual Report on Form 10-K filed with the Securities and Exchange Commission by NCBE for its fiscal years ended December 31, 1993, 1992, and 1991 including exhibits and all documents incorporated by reference therein, and the proxy materials disseminated by NCBE to its shareholders in connection with the 1994 Annual Meeting of Shareholders of NCBE; such Annual Report and proxy materials do not misstate a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         (i) Since December 31, 1993, each of NCBE and its subsidiaries has conducted business only in the ordinary course, and has preserved its corporate existence, business and goodwill intact, except for the sale during 1994, by NCBE of its interest in its non-bank subsidiary, Ayer-Wagoner-Deal Insurance Agency, Inc., and the merger of two of its wholly owned subsidiary banking corporations, namely, Poole Deposit Bank and Farmers State Bank, which merger was effective December 1, 1994.

         (j) NCBE and the NCBE Banks each have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of the NCBE Banks and all other assets and properties reflected as owned by it or them in NCBE's Balance Sheet of September 30, 1994, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1994) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said Balance Sheet; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges which are not in the aggregate, material to the assets and properties of NCBE. NCBE or the NCBE Banks as lessee has the contractual right under valid leases to occupy, use, possess and control all material property leased by NCBE or the NCBE Banks.

         (k) To the best of its knowledge after due inquiry of its executive officers, NCBE and the NCBE Banks have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for possible technical violations which together with any penalty which results therefrom are or will be of no material consequence to either NCBE or the NCBE Banks.
                 Neither NCBE nor any of the NCBE Banks are the subject of, nor a party to, any regulatory action or agreement such as letter agreements, memorandum of understanding, cease and desist orders or like agreements. Neither NCBE nor the NCBE Banks are in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of NCBE's knowledge after due inquiry of its executive officers, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a Material Adverse Effect on NCBE.

         (l) NCBE has duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by NCBE up to the date hereof (excluding any return or report for which a current valid extension is in effect. To the best of the knowledge and belief of NCBE after due inquiry of its executive officers, all such returns are true and correct in all material respects, and NCBE has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed (other than those claims being contested in good faith and which have been disclosed to United) to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis known to the executive officers of NCBE for any additional claim or assessment which might result in a Material Adverse Effect on NCBE, and for which an adequate reserve has not been established. To the best of its knowledge and belief after due inquiry of its executive officers, NCBE has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief after due inquiry of its executive officers, NCBE has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of NCBE as of the time the Merger shall become effective.

         (m) To the best of its knowledge and belief, but without having undertaken an environmental audit or investigation, NCBE has no knowledge of any underground storage tanks, any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos (except as previously disclosed to United in a letter of even date herewith), PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) any real property currently or to be owned or leased by NCBE or any of its wholly-owned subsidiaries, or into any water systems on or below the surface any real property currently or to be owned or leased by NCBE or any of its wholly-owned subsidiaries from any source whatsoever. As used in this Merger Agreement, the terms "hazardous substance," "hazardous waste," "pollutant" and "contaminant" mean any substance, waste pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.

         (n) NCBE and the NCBE Banks have in effect insurance coverage with reputable insurance underwriters, which in respect of amounts, premiums, types and risksinsured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size and operation to NCBE and the NCBE Banks.

14. Representations and Warranties of United. United represents and warrants to NCBE as follows:

         (a) United is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, is a registered savings and loan holding company under the Home Owners' Loan Act, as amended. United has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. As of the date of this Merger Agreement, the authorized capital stock of United consists of; (i) 2,000,000 shares of common stock with $.01 par value, of which a total of 440,712 shares are issued and outstanding and of which 19,288 are shares of treasury stock owned by United, and (ii) 500,000 shares of preferred stock, none of which are either issued and outstanding or are shares of treasury stock owned by United. All of said shares of capital stock are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind relating to United's capital stock except options to purchase 26,698 shares of United Common Stock at a price of $10.00 per share issued pursuant to United's 1992 Stock Option and Incentive Plan adopted in 1992.

         (b) United has furnished to NCBE copies of all its audited financial statements relating to United and its subsidiaries, as of June 30, 1994 and 1993 and for each of the fiscal years ended June 30, 1994, 1993, and 1992. United has furnished to NCBE copies of all financial statements relating to United and its subsidiaries, as filed with the appropriate regulatory agencies, as of and for the interim period ended September 30, 1994. Each of the aforementioned financial statements is prepared in accordance with generally accepted accounting principles or applicable regulatory accounting principles applicable to the United Bank, consistently applied and is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of United as of the dates and for the periods therein set forth (subject, in the case of such interim financial statements, to normal year-end adjustments and the absence of footnotes). Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect, except for certain contingent liabilities which are disclosed in United's letter to NCBE of even date herewith. Since June 30, 1994, United has not suffered a Material Adverse Effect.

         (c) The Board of Directors of United has authorized execution of this Merger Agreement. Subject to the approval by the OTS and the shareholders of United, United has all requisite power and authority to enter in this Merger Agreement. United owns all of the shares of United Bank. United has the authority to consummate the transactions contemplated hereby, provided all required corporate and regulatory approvals are obtained, so that neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which United may be subject, any contract, agreement or instrument to which United is a party or by which United is bound or committed, or the Certificate of Incorporation or Bylaws of United, or constitute an event which with the lapse of time or action by a third party, could, to the best of United's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge, encumbrance upon any of the assets, property or capital stock of United, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either
                 (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have a Material Adverse Effect on United.

         (d) Other than as disclosed on the United Document List there is no litigation, action, suit, investigation or proceeding pending or, to the best of its knowledge after due inquiry of its executive officers, overtly threatened, against or affecting United or its wholly-owned subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of United would materially affect the consolidated financial condition or operations of United and its wholly-owned subsidiaries on a consolidated basis, and/or its ability to perform under this Merger Agreement, and to the best of its knowledge and belief after due inquiry its executive officers, no one has asserted and no one has reasonable or valid ground on which it reasonably can be expected that anyone will assert any such claims against United or its wholly-owned subsidiaries based upon the wrongful action or inaction of United or its subsidiaries or any of their respective officers, directors or employees.

         (e) Each of United and its wholly owned subsidiaries have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its wholly-owned subsidiaries and all other assets and properties reflected as owned by it or them in United's Balance Sheet of September 30, 1994, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1994) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said Balance Sheet; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges are not in the aggregate, material to the assets and properties of United on a consolidated basis. Each of United and its wholly-owned subsidiaries, as lessee has the contractual right under valid leases to occupy, use, possess and control all material property leased by them.

         (f) To the best of its knowledge after due inquiry of United and its executive officers, United and its wholly-owned subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of United Bank banking activities except for possible technical violations which together with any penalty which results therefrom are or will be of no material consequence to United and its wholly-owned subsidiaries. Neither United nor any of its wholly-owned subsidiaries is the subject of nor a party to, any regulatory actions or agreement such as letter agreements, memorandum of understanding, cease and desist order or like agreements. United and its wholly-owned subsidiaries are not in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of United's knowledge after due inquiry of its executive officers, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a Material Adverse Effect on United.

         (g) Except as disclosed in United's letter to NCBE of even date herewith, receipt of which is acknowledged by NCBE, United has not, since September 30, 1994, to the date hereof: (i) issued or sold any of its capital stock or any corporate debt securities; (ii) granted any option for the purchase of capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock except as permitted pursuant to the terms of this agreement or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent), except for obligations reflected in this Merger Agreement and for obligations or liabilities incurred in the ordinary course of business; (v) mortgaged, pledged or voluntarily subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent) any of its assets or properties; (vi) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than the current portion of any long term liabilities which became due after September 30, 1994, current liabilities included in its financial statements as of September 30, 1994, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Merger Agreement; (vii) sold, exchanged or otherwise disposed of any of its material capital assets outside the ordinary course of business; (viii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or, instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (ix) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived (except for fair consideration) any rights of value which are material in the aggregate, considering its business taken as a whole; or (x) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any material portion of such assets, properties or rights.

         (h) Except as set forth in the United Document List attached to United's letter to NCBE of even date herewith, receipt of which is acknowledged by NCBE, neither United nor any of its wholly-owned subsidiaries is a party to or bound by any written or oral: (i) employment or consulting contract which is not terminable by it on 60 days or less notice, (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan,
                 (iii) other employee benefit or welfare plan, or (iv) other executory material agreements which in any case obligate it to make any payment(s) which in the aggregate exceed $10,000 per year except for contracts terminable on 60 days notice. All such pension, stock bonus or purchase, profit-sharing, defined benefit and retirement plans set forth under the caption "Qualified Plans" in the United Document List (hereinafter referred to collectively as the "plan") are qualified plans under Section 401(a) of the Internal Revenue Code and in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered where failure to file would result in a penalty of $25,000 and/or result in disqualification of the plan. United has no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, or of any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or, except as indicated in the United Document List attached to United's letter to NCBE of even date herewith, any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the plans. Each plan that is a defined benefit pension plan meets the minimum funding standards set forth in the Internal Revenue Code and ERISA.

         (i) United has duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by United up to the date hereof (excluding any return or report for which a current valid extension is in effect). Except as set forth in United's letter to NCBE of even date herewith, receipt of which is acknowledged by NCBE, to the best of the knowledge and belief of United after due inquiry of its executive officers, all such returns are true and correct in all material respects, and United has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed (other than those claims being contested in good faith and which have been disclosed to NCBE) to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis known to the executive officers of United for any additional claim or assessment which might result in a Material Adverse Effect on United and for which an adequate reserve has not been established. To the best of its knowledge and belief after due inquiry of its executive officers, United has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief after due inquiry of its executive officers, United has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of United as of the time the Merger shall become effective.

         (j) To the best of its knowledge and belief, but without having undertaken an environmental audit or investigation, United has no knowledge of any underground storage tanks, any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos (except as previously disclosed to NCBE in a letter of even date herewith), PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) any real property currently or to be owned or leased by United or any of its wholly-owned subsidiaries, or into any water systems on or below the surface any real property currently or to be owned or leased by United or any of its wholly-owned subsidiaries from any source whatsoever.

         (k) United or United Bank has in effect insurance coverage with reputable insurance underwriters, which in respect of amounts, premiums, types and risks in insured, constitutes reasonably adequate coverage against all risks customarily insured against companies comparable in size and operation to United or United Bank.

         (l) Except as set forth in the United Document List, United has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby.

15. Action by United Pending Effective Time. United agrees that from the date of this Merger Agreement until the time the Merger shall become effective or this Merger Agreement is properly terminated, except with prior written permission of NCBE:

         (a) United will not declare or pay any dividends or make any distributions other than regular cash dividends, payable at such times and in amounts consistent with past practice and not to exceed the per share rate paid in the prior calendar year, provided, however, that shareholders of United may for any given quarter, receive a dividend attributable to that quarter only from NCBE or United, but not from both. NCBE and United agree to cooperate to coordinate the record and payment dates of their cash dividend for the quarter in which the Merger becomes effective so that the United shareholders receive a quarterly dividend from either United or NCBE but not from both with respect to such quarter. If, prior to the consummation of the Merger, United shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine its shares of common stock in any security convertible into its common stock, appropriate adjustment or adjustments will be made in the foregoing per share dividend rate.

         (b) United will not issue, sell, grant any option for, or acquire for value any shares of its capital stock or otherwise effect any change in connection with its capitalization except in connection with the exercise of stock options which are outstanding on the date hereof.

         (c) Except as otherwise set forth in or contemplated by this Merger Agreement, United will use its best efforts to (i) carry on its businesses in substantially the same manner as heretofore conducted; (ii) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it; and (iii) maintain and preserve its business organization intact.

         (d) United will not: (i) enter into any transaction other than in the ordinary course of business or voluntarily incur or agree to incur any material obligation or liability except liabilities incurred and obligations entered into in the ordinary course of business; (ii) change its or United Bank's lending, investment, liability management and other material United Bank banking policies in any material respect except in accordance with prudent banking practices after consultation with NCBE; (iii) except for customary periodic increases consistent with prior practice, grant any individual, general or uniform increase in the rates of pay of employees or make any significant increase in its staff size; (iv) incur or commit to any capital expenditures other than (x) in the ordinary course of business (which in no event shall include the establishment of new branches and such other facilities or any capital expenditures for any purpose which exceed 1% of United's combined capital, surplus and undivided profit accounts as of June 30, 1994) or (y) in connection with emergency repairs or replacements; or (v) permit any other corporation to be merged or consolidated with and into it or acquire all of the assets of any other corporation or person.

         (e) United will not change its methods of accounting in effect at June 30, 1994, except as required by changes in generally accepted or regulatory accounting principles and concurred in by United's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of United's Federal income tax returns for the taxable year ending June 30, 1994, except for changes required by law.

         (f) United will afford NCBE, its officers and other authorized representatives, reasonable access to all books, records, tax returns, leases, contracts and documents of United and its wholly-owned subsidiaries and will furnish to NCBE such information with respect to the assets and business of United and its wholly-owned subsidiaries as NCBE may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

         (g) United will promptly advise NCBE in writing of all material actions taken by the directors and shareholders of United, furnish NCBE with copies of all interim financial statements of United as they become available, and keep NCBE fully informed concerning all developments which in the opinion of United may have a material effect upon the business, properties or condition (either financial or otherwise) of United.

16. Action by NCBE Pending Effective Time. NCBE agrees that from the date of this Agreement until the time the Merger shall become effective or this Merger Agreement is properly terminated:

         (a) NCBE will carry on its business in substantially the same manner as heretofore conducted except as otherwise set forth in or contemplated by this Merger Agreement, and NCBE will keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact. United acknowledges that, in the ordinary course of its business as a bank holding company, NCBE from time-to-time, enters into an agreement(s) to acquire by merger, stock purchase or like means, another financial institution or its holding company.

         (b) NCBE will not change its methods of accounting in effect at December 31, 1993, except as required by changes in generally accepted or regulatory accounting principles as concurred in by NCBE's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of NCBE Banks for the taxable year ending December 31, 1993, except for changes required by law or take any action which could jeopardize the tax free nature of the Merger or the pooling of interests accounting treatment for the Merger.

         (c) NCBE will promptly advise United in writing of all material corporate actions taken by the directors of NCBE, furnish United with copies of interim financial statements of NCBE and all reports, schedules and statements filed by or delivered to NCBE pursuant to the 1934 Act and the rules and regulations promulgated thereunder, as they become available, and keep United fully informed concerning all developments which in the opinion of NCBE may have a material effect upon the business, properties or condition (either financial or otherwise) of NCBE.

         (d) NCBE will afford United, its officers and other authorized representatives, reasonable access to all books, records, tax returns, leases, contracts and documents of NCBE and its wholly-owned subsidiaries and will furnish to United such information with respect to the assets and business of NCBE and its wholly-owned subsidiaries as United may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

         (e) NCBE shall knowingly take no action, nor knowingly fail to take any action which reasonably may be taken by it, to prevent or disqualify the Merger from being accounted for as a pooling of interests.

17.      Notification of Certain Matters.

         (a) Each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Merger Agreement to be untrue, inaccurate or incomplete in any material respect after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Merger Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

         (b) From time to time prior to the time the Merger shall become effective, each party shall promptly supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering a letter to the other party with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Merger Agreement materially inaccurate or incomplete as a result of such matter arising. Such supplement or amendment to a party's representations and warranties contained in any such letter shall be deemed to have modified the representations and warranties of the disclosing party, and no such supplement or amendment, or the information contained in any such letter, shall constitute a breach of a representation or warranty of the disclosing party; provided that no such supplement or amendment may cure any breach of a covenant or agreement of a party. Within 20 days after receipt of such supplement or amendment (or if cure is promptly commenced by the disclosing party, but is not effected within the Cure Period (as defined below)), the receiving party may exercise its right to terminate this Agreement pursuant to Section 27(e) hereof if the information in such supplement or amendment together with the information in any or all of the supplements or amendments previously provided by the disclosing party indicate that the disclosing party has suffered or is reasonably likely to suffer a Material Adverse Effect which either has not or cannot be cured within 30 days after disclosure to the receiving party (the "Cure Period").

18. Affiliate Letters. United shall obtain and deliver to NCBE as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) the date hereof a signed representation letter substantially in the form of Exhibit A hereto from each executive officer and director of United and each shareholder of United who may reasonably be deemed an "affiliate" of United within the meaning of such term as used in Rule 145 under the 1933 Act and for purposes of qualifying for pooling of interests accounting treatment for the Merger, and shall obtain and deliver to NCBE a signed representation letter substantially in the form of Exhibit A from any person who becomes an executive officer or director of United or any shareholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five days after) such person achieves such status. NCBE shall likewise use its best efforts to secure letters or commitments from its affiliates to satisfy pooling-of-interest accounting requirements.

19.      Indemnification

         (a) From and after the time the Merger becomes effective, NCBE shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the time the Merger becomes effective, an officer, director, employee or agent of Untied or any of its wholly-owned subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of NCBE, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of United or any of its wholly-owned subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring on or prior to the time the Merger shall become effective (including, without limitation, the Merger and other transactions contemplated by this Merger Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the time the Merger shall become effective (the "Indemnified Liabilities") to the fullest extent permitted by NCBE's Articles of Incorporation and Bylaws or applicable law whichever shall be greater. Any Indemnified Party wishing to claim indemnification under this
                 Section 19(a), upon learning of any Claim, shall notify NCBE (but the failure so to notify NCBE shall not relieve it from any liability which NCBE may have under this Section 19(a) except to the extent such failure prejudices NCBE) and shall be entitled to receive advances of costs and expenses from NCBE upon delivery to NCBE of any undertaking required by applicable law relating to the obligation of the Indemnified Party to reimburse NCBE for such advances in certain circumstances. The obligations of NCBE described in this
                 Section 19(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the time the Merger shall become effective; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided further that nothing in this Section 19(a) shall be deemed to modify applicable law regarding indemnification of former officers and directors.

         (b) From and after the time the Merger shall become effective, the directors, officers and employees of United or any of its wholly-owned subsidiaries who become directors, officers or employees of NCBE or any NCBE wholly-owned subsidiary including United Bank, shall also have indemnification rights with prospective application. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of NCBE are entitled under the provisions of the Articles of Incorporation, Bylaws or similar governing documents of NCBE and the NCBE wholly-owned subsidiaries, as in effect from time to time after the time the Merger becomes effective, as applicable, and provisions of applicable law as in effect from time to time after the time the Merger shall become effective.

         (c) If requested by United at any time prior to the effective time of the Merger, from and after the effective time of the Merger, NCBE shall use its best efforts to cause United Bank and any successor thereto to maintain directors and officers liability insurance comparable to that being maintained by United Bank on the date hereof, or continue the existing insurance being maintained by United Bank, for the benefit of the current and former directors and officers of United Bank for a period of at least three years after the time the Merger becomes effective, which insurance shall provide coverage for acts and omission occurring on or prior to the time the Merger shall become effective; provided, further, that officers and directors of United Bank may be required to make application and provide customary representations and warranties to NCBE's or United Bank's insurance carrier for the purpose of obtaining such insurance.

         (d) The contractual obligations of NCBE provided under Sections 19(a), 19(b) and 19(c) hereof are intended to benefit, and be enforceable against NCBE directly by, the Indemnified Parties, and shall be binding on all successors of NCBE.

20. Conditions to Obligations of NCBE. The obligations of NCBE under this Merger Agreement are subject, unless waived by NCBE, to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:

         (a) There shall not have been occurred an event or series of events which has resulted or is likely to result in a Material Adverse Effect on United from September 30, 1994, to the time the Merger shall become effective.

         (b) United shall not have paid cash dividends from the date hereof to the time the Merger shall become effective except as permitted under section 15(a) this Merger Agreement.

         (c) All representations by United contained in this Merger Agreement shall be true in all material respects at, or as of, the time the Merger shall become effective as though such representations were made at and as of said date, except for changes contemplated by the Merger Agreement and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.

         (d) NCBE shall have received the opinion of legal counsel for United, dated the time the Merger shall become effective, substantially to the effect set forth in Exhibit B hereto.

         (e) United shall have performed or satisfied in all material respects all agreements, covenants and conditions required by this Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.

         (f) At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or state government in which it is sought to restrain or prohibit the consummation of the Merger, and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against United or United Bank which NCBE shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would result in a Material Adverse Effect on United.

         (g) Holders of United Common Stock who are entitled to exercise in the aggregate not more than 5% of the voting power of the issued and outstanding United Common Stock as of the time the Merger shall become effective shall have taken steps to perfect their rights as dissenting shareholders pursuant to the provisions of Section 262 of the Delaware General Business Corporation Law so that if, at the time the Merger shall become effective, holders of more than 5% of such shares shall have taken such steps, NCBE may, at its option, refuse to consummate the Merger.

         (h) United shall have furnished NCBE certificates, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of United and dated the time the Merger shall become effective, to the effect that to the best of their knowledge, after due inquiry, the conditions described in Paragraphs (b), (c), and (f) of this Section 20 have been fully satisfied.

         (i) No event shall have occurred which, in the reasonable opinion of NCBE and concurred in by McGladrey & Pullen, would prevent the Merger from being accounted for as a pooling of interests.

         (j) The employment contracts between United Bank and Janice L. Beesley, G. Jeffrey Palmer and Patrick W. Lenahan shall have expired or have been terminated, without liability to United or United Bank, at or prior to the effective time of the Merger.

21. Conditions to Obligations of United. The obligations of United under this Merger Agreement are subject, unless waived by United, to the satisfaction on or prior to the time the Merger shall become effective of the following conditions:

         (a) There shall not have occurred an event or series of events which has or is likely to result in a Material Adverse Effect on NCBE from September 30, 1994, to the time the Merger shall become effective.

         (b) All representations by NCBE contained in this Merger Agreement shall be true in all material respects at, or as of, the time the Merger shall become effective as though such representations were made at and as of said date, except for changes contemplated by this Merger Agreement, and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.

         (c) United shall have received the opinions of Counsel for NCBE dated the time the Merger shall become effective substantially to the effect set forth in Exhibit C hereto and in section 12 hereto.

         (d) NCBE shall have performed or satisfied in all material respects all agreements and covenants required by this Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.

         (e) At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency of the federal or state government in which it is sought to restrain, prohibit or set aside consummation of the Merger and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against NCBE which United shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted; and (ii) if successfully prosecuted, would result in a Material Adverse Effect on NCBE.

         (f) NCBE shall have furnished United a certificate, signed by the Chairman or President and by the Secretary or Assistant Secretary of NCBE and dated the time the Merger shall become effective to the effect that to the best of their knowledge after due inquiry the conditions described in Paragraphs (a),
                 (b), and (e) of this Section 21 have been fully satisfied.

         (g) United shall have received a written opinion of Charles Webb and Co., dated within two days of the date of the Prosptecuts/Proxy Statement, reasonably satisfactory in substance to the United Board of Directors, to the effect that the Merger is fair to the holders of United common stock from a financial point of view, and such opinion shall not have been withdrawn prior to the conclusion of the United shareholders' meeting.

         (h) No event shall have occurred which would prevent the Merger from being accounted for as a pooling of interests.

22. Conditions to Obligations of All Parties. In addition to the provisions of Sections 20 and 21 hereof, the obligations of NCBE and United to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:

         (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Merger Agreement and each of such approvals shall remain in full force and effect at the time the Merger shall become effective and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority by formal proceeding, or contested by any other third party by formal proceeding which the Board of Directors of the party asserting a failure of a condition under this Section 22(a) shall in good faith determine, with the advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for such party. It is understood that, if any such contest is brought by formal proceedings, NCBE may, but shall not be obligated to, answer and defend such contest. NCBE shall notify United promptly upon receipt of all necessary governmental approvals.

         (b) The Registration Statement shall have become effective by an order of the SEC, the shares of NCBE Common Stock to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the registration statement, and no proceeding shall have been commenced, pending or overtly threatened for such purpose.

         (c) This Merger Agreement shall have been duly adopted, ratified and confirmed by the requisite affirmative votes of the shareholders of United and, if required, NCBE.

         (d) NCBE and United shall have received the opinion called for pursuant to Section 12 of this Merger Agreement and there shall exist as of, at or immediately prior to the time the Merger shall become effective no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.

23. Nonsurvival of Representations and Warranties. The respective representations and warranties of NCBE and United set forth shall not survive the time the Merger shall become effective, provided, however, that all agreements or covenants of a party contemplated to be performed after the time the Merger becomes effective shall survive.

24. Governing Law. This Merger Agreement shall be construed and interpreted according to the applicable laws of the State of Indiana, except to the extent that federal or Delaware law controls.

25. Assignment. This Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Merger Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that NCBE shall not engage in a transaction pursuant to which its shareholders exchange NCBE common stock for securities or property of another party whether by statutory share exchange, merger, consolidation, reorganization or the sale of substantially all the assets of NCBE without concurrently therewith assigning to the acquiring or surviving party, all of the obligations of NCBE under this Agreement.

26.      Satisfaction of Conditions.

         NCBE agrees to use its best effort to obtain satisfaction of the conditions insofar as they relate to NCBE, and United agrees to use its best efforts to obtain the satisfaction of the conditions insofar as they relate to United.

27. Termination. This Merger Agreement may be terminated prior to the time the Merger becomes effective as follows:

         (a) by mutual consent of NCBE and United, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

         (b) by either NCBE or United, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Merger Agreement shall have become impossible to satisfy;

         (c) by either NCBE or United, if this Merger Agreement is not duly approved by the requisite vote of shareholders of United and NCBE, if required, in each case a meeting of shareholders (or any adjournment thereof duly called and held for such purpose);

         (d) by either NCBE or United, if the Merger does not become effective on or before September 30, 1995 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Merger Agreement);

         (e)     by NCBE or United as provided in Section 17(b) hereof;

         (f) by United if the Average Price is less than $38.00 as recalculated for each Stock Adjustment;

         (g) by United if its Board of Directors shall determine, after consultation with United's independent financial advisor and outside counsel, that the failure to terminate this Merger Agreement could reasonably be found to constitute a breach of its fiduciary duties; or

         (h) by either NCBE or United, if the other party hereto commits a willful breach which is not cured within 10 days after receipt by the breaching party of written demand for cure by the nonbreaching party. For purposes of this Merger Agreement, a "willful breach" means a knowing and intentional violation by a party of any of its covenants, representations, warranties, agreements or obligations under this Merger Agreement.

         Any party desiring to terminate this Merger Agreement shall give written notice of such termination and the reasons therefor to the other party.

28.      Effect of Termination.

         (a) In the event this Merger Agreement is properly terminated pursuant to Section 27(a)-(f), then neither party shall have any liability to the other party.

         (b) In the event this Merger Agreement is properly terminated pursuant to Section 27(g), then within ten (10) days after written demand by NCBE, United shall pay to NCBE in immediately available funds, a termination fee of $500,000.

         (c) In the event this Merger Agreement is properly terminated by either party pursuant to Section 27(h), then within ten (10) days after written demand by the terminating party, the party that has willfully breached this Merger Agreement shall pay to the terminating party, in immediately available funds, $1,000,000 as agreed upon liquidated damages.

         (d) The confidentiality provisions of Section 10(d) hereof shall survive any termination of this Merger Agreement.

29. Waivers Amendments. Any of the provisions of this Merger Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, by resolution of the Board of Directors of such party. This Merger Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same person) as this Merger Agreement and which makes reference to this Merger Agreement, pursuant to a resolution, adopted by the Boards of Directors of the respective parties, provided, however, such amendment or modification may be made in this manner by the respective Boards of Directors of NCBE and United at anytime prior to a favorable vote of such party's shareholders, but may be made after a favorable vote by the shareholders of such party, only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of such party and will not require resolicitation of any proxies from such shareholders.

30. Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by NCBE and United or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of United by NCBE. Except for the letters specified in this Merger Agreement and of even date herewith, this Agreement constitutes the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

31. Captions; Counterparts. The captions in this Merger Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

32. Notices. All notices and other communications hereunder shall be deemed to have been duly given if forwarded by a nationally recognized overnight courier service. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Merger Agreement by mail in the same manner as herein provided.

                 a)  If to NCBE, to:

                 Mr. Robert A. Keil
                 President
                 National City Bancshares, Inc.
                 227 Main Street, P.O. Box 868
                 Evansville, Indiana  47705-0868

                 With copies to:

                 Martin D. Werner, Esq.
                 Werner & Blank Co., L.P.A.
                 7205 W. Central Avenue
                 Toledo, Ohio  43617

                 (b)  If to United, to:

                 Ms. Janice L. Beesley
                 President
                 United Financial Bancorp, Inc.
                 619 Main Street
                 Vincennes, IN   47591

                 With copies to:

                 Jeffrey M. Werthan, Esq.





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

                 Silver Freedman & Taff
                 1100 New York Avenue, N.W.
                 Washington, D.C.  20005

33. Publicity. NCBE and United agree to consult with and obtain the consent of the other, prior to any media release or other public disclosures as to the matters covered by this Merger Agreement, except as may be required by law.
         IN WITNESS WHEREOF, this Merger Agreement has been executed the day and year first above written.


ATTEST:                                 National City Bancshares, Inc.

__________________________________      By: /s/ JOHN D. LIPPERT
By: /s/ ROBERT A. KEIL                      John D. Lippert, Chairman,
Its: President                              and Chief Executive Officer

ATTEST:                                 United Financial Bancorp, Inc..

__________________________________      By: /s/ JANICE L. BEESLEY
By: /s/ HORACE A. FONCANNON                 Janice L. Beesley, President and
Its: Chairman of the Board                  Chief Executive Officer





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